EXHIBIT 99.1

MSG NETWORKS INC. REPORTS

FISCAL 2021 FIRST QUARTER RESULTS

Fiscal 2021 first quarter revenues of $157.4 million

Fiscal 2021 first quarter operating income of $67.9 million

Fiscal 2021 first quarter adjusted operating income of $74.4 million

NEW YORK, N.Y., November 2, 2020 - MSG Networks Inc. (NYSE: MSGN) today reported financial results for the fiscal first quarter ended September 30, 2020.

For the fiscal 2021 first quarter, MSG Networks Inc. generated revenues of $157.4 million, a decrease of 2% as compared with the prior year period. In addition, the Company generated operating income of $67.9 million, a decrease of less than 1%; adjusted operating income of $74.4 million, a decrease of less than 1%; and net income of $35.0 million, a decrease of 19%; all as compared with the prior year period.(1)

President and CEO Andrea Greenberg said, “We experienced strong engagement and advertising results during our fiscal first quarter tied to the return of live sports to our networks, which we believe firmly underscores the importance of our live local sports content and the value it delivers to our affiliates, advertisers and fans. While we await the start of the 2020-21 NBA and NHL seasons, we continue to introduce new content to engage our viewers, while we navigate the ever-changing media landscape which remains impacted by the ongoing COVID-19 pandemic.”

Fiscal Year 2021 First Quarter Results
(In thousands, except per share data)	Three Months Ended
September 30,
2020
Revenues	$157,363
Operating income	67,936
Adjusted operating income	74,391
Net Income	35,011
Diluted EPS	$0.61

(1)	See page 3 of this earnings release for the definition of adjusted operating income included in the discussion of non-GAAP financial measures.

Summary of Reported Results from Operations

Fiscal 2021 first quarter total revenues of $157.4 million decreased 2%, or $3.6 million, as compared with the prior year period. Affiliation fee revenue decreased $7.2 million, primarily due to the impact of a decrease in subscribers of approximately 8.5% and, to a lesser extent, an unfavorable $1.0 million affiliate adjustment recorded in the current year quarter. This was partially offset by the impact of higher affiliation rates and, to a lesser extent, the absence of an unfavorable $0.7 million affiliate adjustment recorded in the prior year quarter.

Advertising revenue increased $3.6 million due to the New York Rangers’ and Islanders’ participation in the 2019-20 NHL return to play.

Direct operating expenses of $65.1 million decreased 5%, or $3.6 million, as compared with the prior year period driven by lower rights fees expense and, to a lesser extent, a decrease in other programming and production-related costs. The decline in rights fees expense was due to a reduction in media rights fees related to the 2019-20 NHL season, partially offset by annual contractual rate increases.

Selling, general and administrative expenses of $22.5 million increased 1%, or $0.2 million, as compared with the prior year period, primarily due to higher advertising sales commissions, partially offset by lower professional fees. The decrease in professional fees reflects the absence of $1.0 million in expenses recorded in the prior year period that were not indicative of the Company’s core expense base, partially offset by other net increases.

Operating income of $67.9 million and adjusted operating income of $74.4 million both decreased $0.3 million, or less than 1%, as compared with the prior year period, primarily due to the decrease in revenues and, to a lesser extent, higher selling, general and administrative expenses, largely offset by lower direct operating expenses.

About MSG Networks Inc.

MSG Networks Inc., a pioneer in sports media, owns and operates two award-winning regional sports and entertainment networks and a companion streaming service that serve the nation’s number one media market, the New York DMA, as well as other portions of New York, New Jersey, Connecticut and Pennsylvania. The networks feature a wide range of compelling sports content, including exclusive live local games and other programming of the New York Knicks, New York Rangers, New York Islanders, New Jersey Devils and Buffalo Sabres, as well as significant coverage of the New York Giants and Buffalo Bills. This content, in addition to a diverse array of other sporting events and critically acclaimed original programming, has established MSG Networks as the gold standard in regional sports.

Non-GAAP Financial Measures

We define adjusted operating income, which is a non-GAAP financial measure, as operating income before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits and 4) gains or losses on sales or dispositions of businesses. Because it is based upon operating income, adjusted operating income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the Company without regard to the settlement of an obligation that is not expected to be made in cash.

We believe adjusted operating income is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income should be viewed as a supplement to and not a substitute for operating income, net income, cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income to adjusted operating income, please see page 6 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures, both of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall ability to generate liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is generated for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors for comparison of the Company’s generation of liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 8 of this release.

Forward Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

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Contacts:

Kimberly Kerns	Ari Danes, CFA
Communications	Investor Relations
(212) 465-6442	(212) 465-6072

Conference Call Information:

The conference call will be Webcast today at 10:00 a.m. ET at investor.msgnetworks.com

Conference call dial-in number is 877-883-0832 / Conference ID Number 4877072

Conference call replay number is 855-859-2056 / Conference ID Number 4877072 until November 9, 2020

MSG NETWORKS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30,
	2020	2019
Revenues	$157,363	$160,981
Direct operating expenses	65,072	68,660
Selling, general and administrative expenses	22,527	22,320
Depreciation and amortization	1,828	1,727

Operating income	67,936	68,274
Other income (expense):
Interest income	477	1,928
Interest expense	(5,219)	(10,815)
Other components of net periodic benefit cost	(207)	(258)

	(4,949)	(9,145)

Income from operations before income taxes	62,987	59,129
Income tax expense	(27,976)	(16,062)

Net income	$35,011	$43,067

Earnings per share:
Basic	$0.61	$0.57
Diluted	$0.61	$0.57
Weighted-average number of common shares outstanding:
Basic	57,158	75,063
Diluted	57,378	75,464

MSG NETWORKS INC.

ADJUSTMENTS TO RECONCILE OPERATING INCOME

TO ADJUSTED OPERATING INCOME

(In thousands)

The following is a description of the adjustments to operating income in arriving at adjusted operating income as described in this earnings release:

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under our employee stock plan and non-employee director stock plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

	Three Months Ended
	September 30,
	2020	2019
Operating income	$67,936	$68,274
Share-based compensation expense	4,627	4,659
Depreciation and amortization	1,828	1,727

Adjusted operating income	$74,391	$74,660

MSG NETWORKS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2020	June 30, 2020
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$254,380	$196,837
Accounts receivable, net	103,251	105,549
Related party receivables, net	8,860	14,190
Prepaid income taxes	518	461
Prepaid expenses	7,587	11,063
Other current assets	4,157	4,541

Total current assets	378,753	332,641
Property and equipment, net	8,395	8,758
Amortizable intangible assets, net	29,418	30,283
Goodwill	424,508	424,508
Operating lease right-of-use assets	15,779	17,153
Other assets	36,703	37,460

Total assets	$893,556	$850,803

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable	$579	$2,115
Related party payables	2,272	1,472
Current portion of long-term debt	42,731	37,229
Current portion of operating lease liabilities	5,469	5,492
Income taxes payable	11,330	641
Accrued liabilities:
Employee related costs	7,667	14,187
Other accrued liabilities	12,115	10,116
Deferred revenue	2,317	2,753

Total current liabilities	84,480	74,005
Long-term debt, net of current portion	1,031,721	1,043,780
Long-term operating lease liabilities	12,318	13,780
Defined benefit and other postretirement obligations	25,287	25,860
Other employee related costs	5,630	5,149
Other liabilities	1,535	1,536
Deferred tax liability	248,287	239,542

Total liabilities	1,409,258	1,403,652

Commitments and contingencies
Stockholders’ Deficiency:
Class A Common Stock, par value $0.01, 360,000 shares authorized; 43,460 and 43,122 shares outstanding as of September 30, 2020 and June 30, 2020, respectively	643	643
Class B Common Stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of September 30, 2020 and June 30, 2020	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	7,948	12,731
Treasury stock, at cost, 20,799 and 21,137 shares as of September 30, 2020 and June 30, 2020, respectively	(450,053)	(457,363)
Accumulated deficit	(66,261)	(100,792)
Accumulated other comprehensive loss	(8,115)	(8,204)

Total stockholders’ deficiency	(515,702)	(552,849)

Total liabilities and stockholders’ deficiency	$893,556	$850,803

MSG NETWORKS INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

Summary Data from the Statements of Cash Flows

	Three Months Ended
	September 30,
	2020	2019
Net cash provided by operating activities	$68,259	$57,149
Net cash used in investing activities	(1,741)	(1,233)
Net cash provided by (used in) financing activities	(8,975)	78,024

Net increase in cash and cash equivalents	57,543	133,940

Cash and cash equivalents at beginning of period	196,837	226,423

Cash and cash equivalents at end of period	$254,380	$360,363

Free Cash Flow

	Three Months Ended
	September 30,
	2020	2019
Net cash provided by operating activities	$68,259	$57,149
Less: Capital expenditures	(1,741)	(1,233)

Free cash flow	$66,518	$55,916

Capitalization

September 30,
2020
Cash and cash equivalents	$254,380
Credit facility debt(a)	1,079,375

Net debt	$824,995

Reconciliation of operating income to AOI for the trailing twelve-month period(b)
Operating Income	$294,630
Share-based compensation expense	19,203
Depreciation and amortization	7,264

Adjusted operating income	$321,097

Leverage ratio(c)	2.6x

(a)	Represents aggregate principal amount of the debt outstanding.
(b)	Represents reported adjusted operating income for the trailing twelve months.
(c)	Represents net debt divided by adjusted operating income for the trailing twelve-month period, which differs from the covenant calculation contained in the Company’s credit facility.